EXHIBIT 17

TRANSLATION FROM THE ORIGINAL HEBREW

                                    AGREEMENT

               DRAWN UP AND SIGNED IN TEL-AVIV ON AUGUST 21, 2009

                                     BETWEEN

               BANK LEUMI LE-ISRAEL LTD.
               either itself or through a company under its control of 34 Yehuda Halevy Street
               Tel-Aviv, Israel
               (hereinafter - "THE BUYER")

                                                              OF THE FIRST PART;

                                       AND

               SCAILEX CORPORATION LTD.
               Public company number 52-003180-8
               of 48 Ben Tsiyon Galis Street
               Petach Tikva, Israel
               (hereinafter - "THE SELLER")

                                                             OF THE SECOND PART;

WHEREAS on August 12, 2009, the Hutchison Agreement was signed (as this term is defined hereunder) under which the Seller acquired 78,940,104 ordinary shares of NIS 0.01 par value each (hereinafter: "ORDINARY SHARES") of Partner Communications Ltd. (hereinafter: "THE COMPANY"), which constitute, on the signing date of the Hutchison Agreement, 51.31% of the Company's issued and paid-up share capital (not fully diluted and after neutralizing dormant shares held by the Company) and 49.41% of the Company's issued and paid-up share capital (on a fully diluted basis, including the assumption of a full exercise of all options to receive securities of the Company, as they exist correct on the signing date of the Hutchison Agreement, and after neutralizing dormant shares held by the Company) (hereinafter:
               "THE SELLER'S SHARES OF PARTNER"), all pursuant to and in accordance with the provisions of the Hutchison Agreement;

AND WHEREAS    subject to the Closing of the Transaction pursuant to the
               Hutchison Agreement (hereinafter: "THE HUTCHISON TRANSACTION"), the Seller desires to sell and to transfer to the Buyer and the Buyer desires to acquire and receive by way of transfer from the Seller the Shares Being Sold (as this term is defined hereunder), out of the Seller's Shares of Partner, being Free and Clear, all pursuant to and in accordance with the provisions of this Agreement;


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AND WHEREAS    the Parties desire to prescribe and anchor within the framework of this Agreement all of the commercial and legal relations between them in relation to all matters pertaining to the sale transaction of the Shares Being Sold, as well as their relations as shareholders of the Company;

     WHEREFORE, THE PARTIES HEREBY DECLARE, AGREE AND STIPULATE AS FOLLOWS:

1.   RECITALS AND INTERPRETATION

     1.1 The recitals to this Agreement and the appendices thereto constitute an integral part thereof. In any instance of a contradiction between this Agreement and any of the appendices thereto, the provisions of this Agreement shall prevail.

     1.2 This Agreement has been divided into clauses and subclauses, and headings have been added, solely for the sake of convenience, and no use may be made thereof in the interpretation of this Agreement.

     1.3 In this Agreement, that stated in the singular also encompasses the plural and vice versa, as the case may be, unless otherwise explicitly stated.

2.   DEFINITIONS

     In this Agreement, the following expressions shall have the meaning defined alongside them unless otherwise explicitly stated.

     "THE COMPANY" -               Partner Communications Ltd., public company
                                   number 52-004431-4, a public company duly incorporated and registered under the laws of the State of Israel, whose securities are registered for trading on the Tel-Aviv Stock
                                   Exchange Ltd. and on the NASDAQ Global Market
                                   ("NASDAQ").

     "THE SHARES BEING SOLD" -     7,677,037 ordinary shares, constituting 4.99%
                                   of the issued and paid-up share capital of the Company, not fully diluted and after neutralizing dormant shares held by the Company, and 4.805% (on a fully diluted basis, including the assumption of a full exercise of all options to receive securities of the Company, as they exist correct on the signing date of the Hutchison Agreement, and after neutralizing dormant shares held by the Company).


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     "THE HUTCHISON AGREEMENT" -   Agreement dated 12.8.2009 between the Seller
                                   and Advent Investments Pte Ltd. (hereinafter:
                                   "ADVENT"), a Singapore corporation controlled by Hutchison Telecommunications International Limited, for the acquisition of the Seller's Shares of Partner from Advent, which is attached as APPENDIX 2 to this Agreement, and as shall be amended from time to time.

     "THIS AGREEMENT" -            This Agreement, inclusive of appendices
                                   thereto.

     "THE TRANSACTION" -           As this term is defined in clause 3.1 of this
                                   Agreement.

     "THE ADJUDICATOR" -           Accountant Yitzhak Suari or, if he is unable
                                   to fill this role for any reason whatsoever, Dr. Joseph Bachar, or, if he is unable to fill this role for any reason whatsoever, any other adjudicator to be appointed by the mutual consent of the Parties.

     "THE COMPANIES ACT" -         The Companies Act, 5759 - 1999.

     "DISTRIBUTION" -              As the term "distribution" is defined in the
                                   Hutchison Agreement.

     "THE BUYER'S PROPORTIONATE
     SHARE" -                      9.725%.

     "BUSINESS DAY" -              Sundays through Thursday every week,
                                   excluding national holidays, religious
                                   holidays, holiday eves, Sabbath days or any day on which banks in Israel are not conducting business as usual for any reason whatsoever.

     "THE CLOSING DATE" -          The closing date shall be at the time the
                                   Hutchison Transaction is closed and
                                   immediately thereafter.

     "THE CLOSING DATE             The date prescribed in the Hutchison
     OF THE HUTCHISON              Agreement for the closing of the Hutchison
     TRANSACTION" -                Transaction.

     "AUTHORIZED TRANSFEREE" -     Of a Party to the Agreement: any corporation
                                   holding no less than 85% of the issued and paid-up share capital of a Party to the Agreement, or a corporation that a Party to the Agreement holds no less than 85% of its issued and paid-up share capital.


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     "FREE AND CLEAR" -            Free and clear of any encumbrance, pledge,
                                   attachment, debt, lien or any third-party right.

     "THE TOTAL CONSIDERATION" -   As this term is defined in clause 3.2 of this
                                   Agreement.

     "INTERESTED PARTY,"
     "EXCEPTIONAL TRANSACTION" -   As this term is defined in the Companies Act.

     "INTERESTED-PARTY             Transaction with an interested party,
     TRANSACTION" -                including a transaction that is not
                                   an exceptional transaction, but excluding a negligible transaction.

     "PARTIES" -                   The Seller on the one hand and the Buyer on
                                   the other hand.

     "THE BUYER" -                 Bank Leumi Le-Israel Ltd. or any company
                                   under its control.

     "CONTROL," "FAMILY MEMBER,"   As these terms are defined in the Securities
     "HOLDING," "NEGLIGIBLE        Act, 5728 - 1968 or in the regulations
     TRANSACTION" -                pursuant thereto.

     "THE SUSPENDING               The conditions prescribed in clause 5 of this
     CONDITIONS" -                 Agreement.

3.   THE TRANSACTION

     3.1 Subject to the fulfillment of the Suspending Conditions, the Seller shall sell and shall transfer to the Buyer, and the Buyer shall acquire and receive by way of transfer from the Seller the Shares Being Sold on the Closing Date, being Free and Clear, in consideration for the payment of the Total Consideration by the Buyer to the Seller as specified in clause 3.2 hereunder (hereinafter: "THE TRANSACTION").

     3.2 Subject to the acquisition of the Shares Being Sold, being Free and Clear, and the transfer thereof to the ownership of the Buyer and under its name, the Buyer shall pay the sum of NIS 67.025 per Share Being Sold to the Seller, for a total consideration of NIS 514,553,405 for all of the Shares Being Sold (hereinafter: "THE BASE CONSIDERATION"). The Base Consideration shall bear LIBOR interest (as this term is defined in clause 1.1 of the Hutchison Agreement) as of the signing date of the Hutchison Agreement and until the Closing Date of the Hutchison Transaction (the Base Consideration plus the interest as stated, hereinafter: "THE TOTAL CONSIDERATION").


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     3.3  In addition to the Shares Being Sold, the Buyer shall be entitled to the sum equivalent to the product of the sum of the Distribution to which the Seller shall be entitled by virtue of clause 2.1 of the Hutchison Agreement multiplied by the Buyer's Proportionate Share (hereinafter: "THE SUM OF THE DISTRIBUTION TO THE BUYER"). If the Seller shall receive the Sum of the Distribution to which the Seller is entitled by virtue of clause 2.1 of the Hutchison Agreement by the Closing Date of the Hutchison Transaction, the Sum of the Distribution to the Buyer shall be deducted from the Total Consideration. In any other instance, the Sum of the Distribution to the Buyer shall be paid within 24 hours of the date it is received by the Seller.

     3.4 To dispel any doubt, the above clause 3.3 shall also apply to a distribution of bonus shares, and the Buyer shall be entitled to receive bonus shares distributed in respect of the Shares Being Sold.

     3.5  The Total Consideration shall be paid to the Seller in New Shekels.

     3.6 If, during the period between the signing of this Agreement and the Closing Date, the Company shall make technical changes in its issued share capital, such as a consolidation or division of its capital, when the determinant date for the execution thereof falls during the said period, the shares allotted to the Seller against the Shares Being Sold shall replace the Shares Being Sold on the date of the said change, without any change in the Total Consideration.

4.   THE PARTIES' WARRANTS AND COVENANTS

     4.1  The Seller hereby warrants and covenants to the Buyer as follows:

          4.1.1 Subject to the fulfillment of the Suspending Conditions, there is no prohibition, pursuant to any agreement and/or any law, including pursuant to the Seller's incorporation documents, of the Seller's engagement in this Agreement and fulfillment of all of its covenants pursuant thereto. The Seller's engagement in this Agreement and the execution thereof by it do not constitute a breach of a covenant of the Seller towards any third party.

          4.1.2 Subject to the fulfillment of the Suspending Conditions, the Seller has received all of the consents, authorizations and approvals required pursuant to its incorporation documents, as well as all permits and approvals required by law in relation to its engagement in this Agreement and to the fulfillment of its covenants pursuant thereto, and there is no need for the receipt of any additional consents and/or approvals.

          4.1.3 Subject to the fulfillment of the Suspending Conditions, all of the Seller's covenants pursuant to this Agreement are legal, valid, binding and enforceable against the Seller pursuant to the conditions thereof, and these covenants, per se, contain nothing that might cause a violation of law or a breach of provisions of any other agreement or covenant.


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          4.1.4 On the Closing Date, and subject to the Closing of the Hutchison
               Transaction, the Seller shall be the sole owner and holder of the Shares Being Sold.

          4.1.5 The Shares Being Sold shall be transferred to the Buyer on the Closing Date being Free and Clear.

          4.1.6 All of the Shares Being Sold were lawfully allotted, and the Company has no right of lien in relation thereto.

          4.1.7 On the Closing Date, the Shares Being Sold shall be fully paid-up; the Seller does not and shall not have any obligation to transfer the Shares Being Sold, or any portion thereof, to any third party, or to refrain from transferring them, and no option or any other right has been granted or issued to any third party for the acquisition of the Shares Being Sold, in whole or in part. On the Closing Date, the Seller shall not be a party to a voting agreement, cooperation, shareholders' agreement or any other agreement with any third party and/or with the Company in relation to the Shares Being Sold, in whole or in part, and/or in relation to the Company or to a corporation held by it, with the exception of the relationship agreement dated 20.4.05, inclusive of amendments thereto.

          4.1.8 The Hutchison Agreement was duly signed by the Seller, is valid for all intents and purposes and is binding upon the Seller pursuant to the conditions thereof. The Seller has not breached the Hutchison Agreement, and has no knowledge of a breach of the Hutchison Agreement by Advent.

          4.1.9 Apart from the Hutchison Agreement, there are no additional agreements or understandings between the Seller and Advent that directly or indirectly concern matters regulated in the Hutchison Agreement, including the acquisition of the Seller's Shares of Partner by the Seller.

          4.1.10 The Seller covenants not to terminate and/or amend and/or alter and/or to agree to terminate and/or amend and/or materially alter, whether for a consideration or for no consideration, provisions of the Hutchison Agreement, including a waiver of its rights pursuant to the Hutchison Agreement, and covenants not to agree to waive or forgive a breach of provisions of the Hutchison Agreement by Advent, and not to waive or reach a compromise in respect of a sum that is or shall become due to the Seller in accordance or in connection with its rights pursuant to the Hutchison Agreement, all unless it has received the Buyer's prior written consent.


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     4.2  The Buyer hereby warrants and covenants to the Seller, subject to the fulfillment of the Suspending Conditions, as follows:

          4.2.1 There is no prohibition, pursuant to any agreement and/or any law, including pursuant to the Buyer's incorporation documents, of the Buyer's engagement in this Agreement and fulfillment of all of its covenants pursuant thereto. The Buyer's engagement in this Agreement and the execution thereof by it do not constitute a breach of a covenant of the Buyer towards any third party.

          4.2.2 The Buyer has received all of the consents, authorizations and approvals required pursuant to its incorporation documents, as well as all permits and approvals required by law (apart from those included in the Suspending Conditions) in relation to its engagement in this Agreement and to the fulfillment of its covenants pursuant thereto, and there is no need for the receipt of any additional consents and/or approvals.

          4.2.3 All of the Buyer's covenants pursuant to this Agreement are legal, valid, binding and enforceable against the Buyer pursuant to the conditions thereof, and these covenants, per se, contain nothing that might cause a violation of law or a breach of provisions of any other agreement or covenant.

          4.2.4 The Shares Being Sold are being acquired by the Buyer "as is," without any representation and/or declaration whatsoever, save the Seller's warrants and covenants pursuant to this Agreement.

          4.2.5 The Buyer is capable of fulfilling all of its covenants pursuant to this Agreement, including the monetary and financial capabilities to purchase the Shares Being Sold.

5.   SUSPENDING CONDITIONS

     5.1 The Closing of the Transaction pursuant to this Agreement is contingent upon the fulfillment of the following suspending conditions (hereinabove and hereinafter: "THE SUSPENDING CONDITIONS"):

          5.1.1 The Closing of the Hutchison Transaction, subsequent to the fulfillment of the suspending conditions prescribed in the Hutchison Agreement.

          5.1.2 The Buyer shall issue a confirmation to the Seller certifying that it is not a "U.S. Person," as this term is defined in Regulation S of the U.S. Securities Act.


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          5.1.3 The Antitrust Authority or the Ministry of Communication shall not refuse to issue approval for the Closing of the Hutchison Transaction due to the engagement in this Agreement

     5.2 Immediately after signing this Agreement, the Parties shall take all measures necessary for the fulfillment of the Suspending Conditions as stated above, and each Party shall exert its best efforts to fulfill these conditions.

     5.3 If, notwithstanding the Parties' efforts, all of the above Suspending Conditions are not fulfilled by February 16, 2010, or by any other postponed date to be determined in the Hutchison Transaction with the Parties' consent, the validity of this Agreement shall expire and the Transaction pursuant thereto shall be cancelled, and no Party shall have any demand and/or allegation and/or claim against the other Party in this regard. Notwithstanding that stated above, the nonfulfillment of a Suspending Condition that derives from an act or omission of MALA FIDES by a Party to this Agreement shall be deemed a breach by that Party of its covenants pursuant to this Agreement, and shall trigger for the other Party all remedies available to it by law.

6. The Buyer shall notify the Seller of the identity of the body acquiring the Shares Being Sold by seven days before the Closing Date.

7.   CLOSING OF THE TRANSACTION

     Subject to the fulfillment of all of the Suspending Conditions, the Parties to this Agreement shall meet on the Closing Date at the location where the Closing of the Hutchison Transaction shall be executed, for the purpose of Closing the Transaction and the simultaneous execution of all (and not only a portion) of the following operations:

     7.1 The Seller and the Buyer shall exchange confirmations of the accuracy of the warrants given by them pursuant to this Agreement, correct to the Closing Date, in the version attached as APPENDIX 7.1 to this Agreement.

     7.2 The Seller shall deliver a confirmation to the Buyer of the Closing of the Hutchison Transaction, in the version attached as APPENDIX 7.2 to this Agreement.

     7.3 The Seller shall deliver a share transfer deed to the Buyer in respect of all of the Shares Being Sold, being duly signed by the Seller and duly affirmed by witnesses of the transfer, in the version attached hereto as APPENDIX 7.3 to this Agreement, and the Buyer shall sign the share transfer deed as the recipient of the transfer.

     7.4 A share certificate shall be delivered to the Buyer in respect of the Shares Being Sold, under the Buyer's name, and duly signed by the Company.


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     7.5  The Buyer shall pay the Seller the Total Consideration by bank transfer to the Seller's bank account at Bank Leumi Le-Israel Ltd., the particulars of which shall be delivered by the Seller to the Buyer.

     7.6 The Parties shall report to the Company about the transfer of the Shares Being Sold to the Buyer and shall deliver the share transfer deed to the Company; the secretary of the Company shall, at that time, register the Buyer in the Company's Register of Shareholders as the owner of the Shares Being Sold and shall deliver a written confirmation by the Company to the Buyer that the Buyer has been registered in the Company's Register of Shareholders as the owner of the Shares Being Sold.

     7.7 The Seller shall deliver to the Buyer a valid certificate of exemption from withholding tax, and, in the absence of such certificate, duly required withholding tax shall be deducted from any sum that shall be paid by the Buyer to the Seller by virtue of and in accordance with this Agreement.

     The Parties hereby agree that the execution of all of the aforesaid operations fulfills the cross conditions in this Agreement, and they shall be deemed as being carried out simultaneously at that time. No single operation shall be deemed as having been completed and no single document shall be deemed as having been delivered until all of the operations have been completed and all documents delivered at that time.

8.   OPTION FOR THE PURCHASE OF BONDS

     The Seller shall notify the Buyer of its intention to publish a public offering of bonds convertible into shares of the Seller, under conditions as shall be prescribed in the prospectus of the public offering, which received the approval of the Securities Authority on August 20, 2009 (hereinafter: "THE SHELF PROSPECTUS").

     The Seller is granting an option to the Buyer (hereinafter: "THE OPTION"), which shall come into effect upon the Closing of the Transaction, for the purchase of convertible bonds in the initial offering pursuant to the Shelf Prospectus (hereinafter: "THE RELEVANT OFFERING"), under conditions as shall be issued by the Seller (inter alia, by an expansion of the series), and as follows:

     8.1 The inclusive consideration in respect of the bonds to which the Buyer is entitled to purchase shall not exceed one fifth of the Total Consideration.

     8.2 The Buyer shall be entitled to exercise the option in the Relevant Offering, both prior to the execution of the Relevant Offering and during the period of 30 days after the execution of the Relevant Offering (hereinafter: "THE EXERCISE PERIOD").

     8.3 All of the conditions under which the Buyer shall purchase the bonds (including the bond price, the interest rate and the payment date) shall be identical to the conditions under which the bonds shall be offered in the Relevant Offering.


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     8.4  The offering to the Buyer pursuant to this clause is subject to the relevant provisions applicable to an offering of this type, pursuant to the statutory provisions. The Seller shall exert its best effort so that the conditions of the offering to the Buyer shall be identical to the conditions of the Relevant Offering.

9.   TAG-ALONG RIGHT TO THE BUYER IN A SALE OF CONTROL

     If the Seller shall engage in a transaction for the sale of all or a portion of the Seller's Holdings of the Company to any third party other than an Authorized Transferee of the Seller (hereinafter: "THE BUYER OF THE CONTROL"), including by way of the granting of an option, or securities convertible into shares of the Company, whether in a single transaction or in a number of transactions or stages, as a result of which, the Seller shall lose its control over the Company (hereinafter: "AGREEMENT FOR THE SALE OF CONTROL"), that stated hereunder shall apply:

     9.1 The Seller shall deliver written notice to the Buyer of its engagement in an Agreement for the Sale of the Control by no later than seven (7) Business Days after the date it signed the Agreement for the Sale of the Control, and shall attach thereto a signed copy of the Agreement for the Sale of the Control (hereinafter: "NOTICE OF THE SALE OF CONTROL").

     9.2 By no later than fourteen (14) Business Days after it shall be delivered Notice of the Sale of Control, the Buyer shall be entitled to notify the Seller in writing that it has decided to sell all of the Company shares held by it at that time (hereinafter: "THE TAG-ALONG SHARES") to the Buyer of the Control (hereinafter: "THE TAG-ALONG NOTICE").

     9.3 If a Tag-Along Notice has been given, the Seller shall cause the Buyer to engage in an agreement with the Buyer of the Control, pursuant whereto, on the closing date of the transaction that is the subject of the Agreement for the Sale of the Control, the Buyer shall sell the Tag-along Shares to the Buyer of the Control, being Free and Clear, at the price per share and under the conditions prescribed in the Agreement for the Sale of the Control.

          The sale of the Tag-Along Shares by the Buyer within the scope of its exercise of its Tag-Along Right shall be "as is," relative to the business position of the Company, without any warrants and representations on the part of the Buyer in relation to the business position of the Company.

     9.4 If the Buyer of the Control shall be interested in acquiring shares of the Company at a number that is less than the cumulative quantity of:
          (1) the shares that are the subject of the Agreement for the Sale of the Control; and (2) the Tag-Along Shares, then the Buyer shall sell a quantity of shares to the Buyer of the Control that is equal to the product of the number of shares that the Buyer of the Control is interested in acquiring in the ratio between (a) the Buyer's holding ratio of the Company's share capital and (b) the Seller's holding ratio of the Company's share capital.


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     9.5  If a Tag-along Notice is not given pursuant to the above clause 9.2, or if the Buyer notified the Seller, in writing, that it has no intention of exercising the right vested it pursuant to this clause 9, the Seller shall be allowed to close the transaction that is the subject of the Agreement for the Sale of the Control, according to the conditions of the Agreement for the Sale of the Control, provided that, if the transaction for the sale of the control is not closed within one hundred and twenty (120) days after the deadline for giving a Tag-along Notice, the closing shall involve the issuance of an additional Notice of the Sale of Control by the Seller to the Buyer, and the process prescribed in clause 9 of this Agreement shall reapply from the beginning.

10.  PROTECTION OF RIGHTS

     In any instance whereby the Seller shall engage in an Agreement for the Sale of Control, the Buyer of the Control shall assume all of the Seller's covenants vis-a-vis the Buyer pursuant to this Agreement.

11.  MANAGEMENT

     11.1 THE BOARD OF DIRECTORS

          11.1.1 As long as the Buyer is holding at least 4,230,832 shares out of the Shares Being Sold, the Buyer shall be entitled to recommend to the Seller the appointment of one director to the Company's board of directors, and shall be entitled to recommend his removal from office and the appointment of another person in his stead. The identity of the director to be recommended by the Buyer shall be determined after consulting with the Seller.

          11.1.2 The Seller covenants to make use of its means of control over the Company so that the candidate recommended by the Buyer to the board of directors shall be chosen as a director of the Company, or, at the Buyer's recommendation, shall be removed from office and another candidate shall be appointed in his stead, who shall be recommended by the Buyer.

     11.2 VETO RIGHTS

          As long as the Buyer is holding at least 4,230,832 shares out of the Shares Being Sold, the Seller covenants to make use of its means of control over the Company so that resolutions regarding the issues specified hereunder shall not be submitted for discussion by the board of directors or during a general assembly of the Company, without receiving the Buyer's prior written consent:


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          11.2.1 Liquidation, splitting or reorganization of the Company, including any material transaction that is similar thereto.

          11.2.2 Merger to be carried out other than at market conditions (from a willing seller to a willing buyer). In the event of a disagreement between the Parties about whether the merger is at market conditions, the merger shall not be carried out, unless this matter shall be submitted for resolution by the Adjudicator, and the latter shall determine that the merger is at market conditions.

          11.2.3 Material change in the Company's businesses, including the discontinuance of an existing material business activity of the Company.

          11.2.4 Operations that are liable to cause the Company's shares to be delisted from the Tel-Aviv Stock Exchange or from the NASDAQ.

          11.2.5 Private allotment or issue of shares and/or options and/or convertible securities of the Company at a rate exceeding one percent of the Company's issued and paid-up share capital, except for an allotment of options to employees, and provided that it shall be done after consulting with the Buyer. The Buyer covenants not to exercise its veto right in this clause 11.2.5 other than for reasonable reasons.

          11.2.6 Appointment of an accountant for the Company that is not one of the five major accounting firms.

     11.3 INTERESTED-PARTY TRANSACTIONS

          11.3.1 The Seller covenants to make use of its means of control over the Company so that every Interested-Party Transaction shall be submitted for the approval of the Company's board of directors.

          11.3.2 The Seller covenants to make use of its means of control over the Company in such manner that resolutions concerning an Interested-Party Transaction shall be passed only if the majority of the members of the board who voted in favor thereof are not board members appointed at the recommendation of the Seller.

          11.3.3 The Seller covenants to make use of its means of control over the Company so that Interested-Party Transactions, which are not transactions at market conditions between a willing seller and a willing buyer, shall not be executed.


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          11.3.4 It is hereby clarified that if an Interested-Party Transaction shall be submitted for the approval of the general assembly, each of the Parties shall vote at its sole discretion.

12.  REGISTRATION RIGHTS

     12.1 Subject to the Seller's obligations by law as a controlling shareholder of the Company, the Seller covenants to exercise its means of control over the Company to cause the convening of an audit committee meeting, a board meeting and a general assembly of shareholders of the Company, during which a resolution shall be discussed to vest the Buyer with registration rights, under conditions that are identical to the conditions prescribed in the rights registration agreement dated October 26, 1999 between the Company and Advent and additional shareholders ("THE REGISTRATION AGREEMENT"), this, for a period of five years after the Closing Date, as well as to make use of its means of control over the Company so that the aforesaid resolution shall be passed by the Company's assembly of shareholders. If a legal prohibition exists (to be supported by a legal opinion by a renowned expert on the subject, who shall be appointed by mutual consent of the Parties) of the provision of identical conditions as stated above, the Buyer shall be given commercial conditions that are essentially similar to the material commercial conditions prescribed in the Registration Agreement.

     12.2 To dispel any doubt, it is hereby clarified that if registration rights for the Shares Being Sold shall be vested prior to the Closing Date, the Shares Being Sold shall be transferred to the Buyer together with registration rights as stated.

13.  THE SELLER'S RIGHTS BY VIRTUE OF THE HUTCHISON AGREEMENT

     In any instance whereby the Seller shall receive compensation or indemnification or any benefit from Advent in respect of or in connection with the Hutchison Agreement, including in respect of a breach of any representation or covenant given by Advent in the Hutchison Agreement, the Buyer shall be entitled to receive from the Seller the Buyer's Proportionate Share out of the said sum, this within three Business Days of the date of receipt of the sum by the Seller.

14.  PROHIBITION OF THE EXECUTION OF A TRANSACTION AT MORE FAVORABLE CONDITIONS
     (MFN)

     The Seller covenants that, during the period commencing on the signing date of this Agreement and ending six months after the Closing Date, the Seller shall not sell and/or transfer and/or undertake to sell or transfer any shares of the Company to any third party out of the Seller's Shares of Partner, under conditions more favorable than those prescribed in this Agreement, including a sale or transfer or undertaking to execute one of these for a consideration that is lower than the consideration in respect of the Shares Being Sold, unless with the Buyer's prior written consent. This covenant shall not apply in the instance of a sale of shares by the Seller within the scope of a cross-sale offer in a public offering of shares of the Company.

15.  TRANSFER OF RIGHTS

     The Buyer shall be entitled to transfer all of its rights and obligations in respect of the Shares Being Sold, as prescribed in this Agreement, to an Authorized Transferee of the Buyer, subject to the Authorized Transferee assuming all of the Buyer's rights and obligations relating to its holding of the Shares Being Sold.

16.  TAXES AND EXPENSES

     Each of the Parties to this Agreement shall bear the taxes and expenses imposed on it by law in relation to this Agreement.

17.  GENERAL PROVISIONS

     17.1 This Agreement encompasses and exhausts all that agreed upon between the Parties, and any representation, consent, draft or previous undertaking, whether direct or in favor of a third party, between the Parties, and any negotiations, summary of agreements, understanding or agreement between the Parties, which precedes the signing of this Agreement, are hereby nullified and shall be deemed as if never made, done or given.

     17.2 The Seller shall make use of its means of control over the Company so that every Immediate Report of the Company shall be forwarded directly by the Company to the Buyer upon being reported to the public

     17.3 Any alteration, amendment or addendum to this Agreement shall not be valid unless drawn up in writing and signed by the Parties to this Agreement. No claim of an oral amendment of the Agreement shall be entertained.

     17.4 Each Party shall safeguard in confidentiality any information that it received from the other Party in relation to this Agreement and the execution thereof, and no use shall be made thereof other than for the purpose of the execution of this Agreement. That stated above shall not apply to: (a) information that was or came into the public domain other than due to a breach of this Agreement; (b) information that was furnished to any of the Parties by a third party, which was not while breaching the duty of confidentiality towards the other Party to the Agreement; (c) information that must be disclosed pursuant to any law or competent authority.

     17.5 Any waiver of a right by a Party to this Agreement, which was granted to it in this Agreement, shall be valid only if drawn up in writing. If the waiver shall be valid, it shall be valid solely at that time and in that instance, and shall not give rise to any estoppels or preventions in the future.

     17.6 This Agreement does not constitute a contract in favor of a third party, and it in no way confers rights to any person, save the direct Parties thereto, and apart from that expressly stated therein.

     17.7 The Parties covenant to act with BONA FIDES, diligently and continuously for the purpose of executing this Agreement quickly and efficiently, and to exert maximum cooperative efforts to remove any prohibition, obstacle or restriction that might prevent the convening of the Closing Date as soon as possible.

     17.8 The Parties shall take the additional steps necessary for the purpose of implementing this Agreement literally and as intended, and shall sign any document needing their signatures for this purpose.

     17.9 The law applicable to this Agreement and all that deriving from it shall be solely Israeli law (without the Israeli choice of law rules), and no other law shall apply.

     17.10 The sole jurisdiction in relation to any matter and issue that might arise in connection with this Agreement and the execution thereof shall be referred solely to the competent court in Tel-Aviv as the exclusive venue, and no other court shall have any jurisdiction to deliberate a matter as stated.

     17.11 Any notice by any of the Parties shall be sent to the addressee by personal delivery or by registered mail to the address specified in the recitals to this Agreement (or to any other address advised by written notice to the other Party) and shall be deemed as having reached the addressee Party on the day of its delivery if delivered by personal delivery at the above address, or 72 hours after the time of its dispatch if sent by registered mail to the above address.

                 AND IT WITNESS HERETO THE PARTIES HAVE SIGNED:

     /s/                                /s/ Yahel Shachar; /s/ Shachar Rachim
-------------------------               -------------------------------------
BANK LEUMI LE-ISRAEL LTD.                     SCAILEX CORPORATION LTD.

                                  APPENDIX 7.1

                                                             Date: _____________

_________________________________

Private company no. _____________

_________________________________

     Re: CONFIRMATION OF THE ACCURACY OF THE WARRANTS GIVEN PURSUANT TO THE
                        AGREEMENT DATED AUGUST 21, 2009

Pursuant to the agreement dated August 21, 2009 between Bank Leumi Le-Israel Ltd. and Scailex Corporation Ltd. (hereinafter: "THE AGREEMENT"), we hereby warrant to you as follows:

1. All warrants given by us pursuant to the Agreement are correct, accurate, complete and valid, also correct to the date of this letter (hereinafter:
     "THE CLOSING DATE").

2. All of our covenants and the conditions that we must fulfill pursuant to the Agreement, which must be executed or fulfilled by the Closing Date, have been fulfilled in their entirety.

3. No third party has any right and/or allegation and/or demand to cancel the Agreement.

                                                            Sincerely,


                                                            ____________________

                                  APPENDIX 6.2

                                                             Date: _____________

BANK LEUMI LE-ISRAEL LTD.

Dear Mr./Ms.,

                                Re: CONFIRMATION

Pursuant to the agreement signed by us on August 21, 2009 ("THE SALE AGREEMENT"), we hereby declare to you as follows:

All of the Suspending Conditions have been fulfilled pursuant to the agreement dated August 12, 2009 between us and Advent Investments Pte Ltd. (hereinafter:
"ADVENT"), a Singapore corporation controlled by Hutchison Telecommunications International Limited, for the acquisition of the Seller's Shares of Partner from Advent, and the Closing pursuant thereto has been carried out, and all of the Seller's Shares of Partner have been transferred under our name and to our ownership, being Free and Clear.

All of the terms in this declaration shall have the meanings ascribed to them in the Sale Agreement, unless otherwise expressly defined in this document.

                                   Sincerely,


                            ------------------------
                            SCAILEX CORPORATION LTD.

ATTORNEY'S CERTIFICATION - SCAILEX CORPORATION LTD. (HEREINAFTER: "THE COMPANY")

I, the undersigned, _____________, Adv., do hereby certify that the above document was signed by Messrs.__________________ and ___________________, who
are authorized to sign on behalf of the Company and to obligate it pursuant to this document.

------------------                                   ----------------------
Date                                                 Attorney's name

                                  APPENDIX 7.3

                               SHARE TRANSFER DEED

I, the undersigned, Scailex Corporation Ltd. (public company no. 52-003180-8) (hereinafter: "THE TRANSFEROR") do hereby transfer to Bank Leumi Le-Israel Ltd. (hereinafter: "THE TRANSFEREE") 7,677,037 ordinary shares of NIS 1 par value each of Partner Communications Ltd. (public company no. 52-004431-4) (hereinafter: "THE COMPANY," "THE SHARES," respectively), and they shall be held by the Transferee or its representatives in accordance with the conditions under which the Transferor held the shares on the signing date of this Deed.

and I, the Transferee, do hereby agree to receive the shares in accordance with these conditions.

                 AND IN WITNESS HERETO THE PARTIES HAVE SIGNED
               ON THE __ DAY OF THE MONTH OF ___ IN THE YEAR 2009


  ------------------                                 ------------------
    THE TRANSFEROR                                     THE TRANSFEREE


-------------------------------------      -------------------------------------

WITNESS TO THE TRANSFEROR'S SIGNATURE      WITNESS TO THE TRANSFEREE'S SIGNATURE